Exhibit 99.1

INSPIRED REPORTS FOURTH QUARTER AND FULL YEAR 2021 UNAUDITED RESULTS

●	Fourth Quarter Revenue of $67.0 million demonstrates continued momentum and strong demand throughout each of our business lines; represents 71% growth over Fourth Quarter 2020 excluding reported[1] VAT-related revenue
●	Fourth Quarter Interactive Revenue up 36% and Virtual Sports Revenue up 26% year over year; forward pipeline of growth opportunities in the Americas and Europe, including our recent iGaming license in Ontario and iGaming launch in Connecticut
●	Fourth Quarter Net Loss of $1.2 million, compared to Net Income of $3.1 million in prior-year period
●	Fourth Quarter Adjusted EBITDA[2] of $22.0 million; represents 586% growth over Fourth Quarter 2020 excluding reported VAT-related income
●	Acquisition of Sportech Lotteries, which operates in the Dominican Republic, closed in December 2021, will expand Inspired’s content reach to new customers and geographies and build out a platform of turnkey lottery/iGaming systems solutions
●	Warrant exercises during the Fourth Quarter resulted in cash proceeds of $30.5 million; all remaining warrants expired in December 2021
●	Liquidity position of approximately $74.8 million at year end, consisting of approximately $47.8 million of cash and approximately $27.0 million of undrawn revolver availability[3]

New York, New York, March 11, 2022 - Inspired Entertainment, Inc. (“Inspired” or the “Company”) (NASDAQ: INSE), a leading B2B provider of gaming content, systems and solutions, today reported unaudited financial results4 for the three-month period and fiscal year ended December 31, 2021. The results reflect continued growth in the Interactive and Virtual Sports segments and robust recovery in the Gaming and Leisure segments following customers’ retail venues reopening following COVID-19 lockdowns.

●	Total Revenue was $67.0 million in the three months ended December 31, 2021, on a reported basis[1], compared to $71.7 million in the prior-year period. Total Revenue would have increased 70.9% year-over-year if the $32.5 million payment from a UK LBO customer related to our contractual revenue share of the customer’s value added tax (VAT) rebate (“VAT-related revenue”) in fourth quarter 2020 were excluded.
●	Net loss was $1.2 million in fourth quarter 2021, or $0.05 per basic and diluted share, compared to net income of $3.1 million, or $0.14 per basic and $0.12 per diluted share, in the prior-year period.
●	Adjusted EBITDA was $22.0 million in fourth quarter 2021, compared to $34.9 million in the prior-year period. Adjusted EBITDA would have increased 586% year-over-year if $31.7 million of income in fourth quarter 2020 related to the VAT-related revenue and associated third party fees (“VAT-related income”) were excluded.

1 Reported income statement results assume GBP:USD exchange rate was 1.35 for the three months ended December 31, 2021 and GBP 1.32: USD 1.00 for the three months ended December 31, 2020.

2 “Adjusted EBITDA” and “Adjusted EBITDA Margin” are non-GAAP financial measures defined below under “Non-GAAP Financial Measures” and reconciled to the most directly comparable GAAP measures in the accompanying supplemental table. Adjusted EBITDA Margin is calculated as a percent of Revenue.

3 GBP:USD exchange rate of 1.35 as of December 31, 2021.

4 Please see supplemental disclosures at the end of the release.

●	Adjusted EBITDA Margin[1] was 32.8% in fourth quarter 2021 compared to 48.6% in fourth quarter 2020. Fourth quarter 2021 Adjusted EBITDA Margin would have increased by approximately 2,461 basis points year-over-year when compared to the fourth quarter 2020 Adjusted EBITDA Margin of 8.2% if VAT-related revenue and income were excluded.

Summary of Fourth Quarter Segment Financial Results (unaudited)

	Revenue			Adjusted EBITDA[1]			Adjusted EBITDA Margin[1]
(In $ millions)	Q4 2021	Q4 2020[3]	%	Q4 2021	Q4 2020[3]	%	Q4 2021	Q4 2020[3]
Segments
Interactive	$5.7	$4.2	36%	$2.6	$2.1	24%	46%	50%
Virtual Sports	11.0	8.7	26%	8.5	6.3	34%	77%	73%
Leisure	23.5	8.3	183%	6.3	(1.8)	NM2	27%	(22)%
Gaming (ex VAT)[3]	26.8	18.0	49%	8.5	3.5	143%	32%	20%
Corporate	—	—	—	(3.9)	(6.9)	43%	—	—
Total Company (ex VAT)[3]	$67.0	$39.2	71%	$22.0	$3.2	586%	33%	8%
Gaming VAT[3]	—	32.5	NM2	—	31.7	NM2	—	97%
Total Company (including VAT)[3]	$67.0	$71.7	(7)%	$22.0	$34.9	(37)%	33%	49%

[1] Reconciliation to US GAAP shown below
[2] Percentage change is not meaningful
[3] The three months ended December 31, 2020 includes $32.5 million of VAT-related revenue and $31.7 million of VAT-related income.

“We are pleased with our fourth quarter results, as we were able to achieve double-digit, year-over-year top and bottom-line growth across our business units, on an organic basis when excluding the impact of VAT-related revenue and income from 2020,” said Lorne Weil, Executive Chairman of Inspired. “Our results this past year are evidence of our ability to drive sustainable, long-term growth and profitability. The consistent momentum we saw building throughout 2021 and the strong demand that continues to exist for our products across each of our business lines, including the industry outlooks for land-based gaming coming out of COVID-19 and sustainable online growth trends, further support our confidence in the long-term outlook for the Company.”

Weil continued, “We have a clear pathway for growth, and we continue to make progress in our North American strategic initiatives to lay the groundwork for future growth opportunities. At the end of fourth quarter of 2021, we acquired Sportech Lotteries, which provides us with a footprint for North American lotteries, bolsters our positioning in the growing iLottery market and enhances our ability to offer a platform with a full turnkey lottery/iGaming solution to our customers. In addition, subsequent to the end of the fourth quarter of 2021, we launched our Interactive games in Connecticut, our third U.S. iGaming market, and received an iGaming license in Ontario with plans to go live early in the second quarter. We believe we are still in the early innings in North America and we are excited about our prospects for the year ahead and beyond. We remain confident in our positioning within each of our addressable markets and the significant growth opportunities ahead of us.”

“We delivered strong fourth quarter results driven by sustainable and diversified growth and our focus on operational efficiency. We also further bolstered our liquidity position to $74.8 million at the end of the year with $30.5 million of aggregate cash proceeds from warrant exercises. We believe our current capital structure and liquidity position give us more flexibility to deliver on our strategic plan and maximize shareholder value than we have had at any time since becoming a public company,” concluded Weil.

Summary of Consolidated Fourth Quarter and Fiscal Year 2021 Financial Results (unaudited)

	Quarter Ended			Year Ended
	December 31,		Change	December 31,		Change
	2021	2020[3,4]	(%)	2021[5]	2020[3,4]	(%)
(In $ millions, except per share figures)
GAAP Measures:
Revenue	$67.0	$71.7	(6.6)%	$208.9	$199.8	4.6%
Net operating income (loss)	$6.4	$19.3	(66.7)%	$(0.6)	$6.4	NM2
Net income (loss)	$(1.2)	$3.1	NM2	$(36.7)	$(32.4)	NM2
Net income (loss) per share – basic	$(0.05)	$0.14	NM2	$(1.60)	$(1.45)	NM2
Net income (loss) per share –diluted	$(0.05)	$0.12	NM2	$(1.60)	$(1.45)	NM2
Non-GAAP Measures:
Adjusted EBITDA[1]	$22.0	$34.9	(32.6)%	$64.0	$72.1	(11.2)%

1Reconciliation to US GAAP shown below.

2Percentage change is not meaningful

3 On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the Securities and Exchange Commission issued a joint statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” (the “SEC Staff Statement”). As a result of the SEC Staff Statement, Inspired restated its financial statements as of December 31, 2020 and December 31, 2019 and for the years ended December 31, 2020 and 2019. The change in fair value of warrant liability resulting from the SEC Staff Statement for the three months ended December 31, 2020, was a $9.3 million expense and for the twelve months ended December 31, 2020 was a $3.2 million expense.

4 The three months ended December 31, 2020 includes $32.5 million of VAT-related revenue and $31.7 million of VAT-related income. The twelve months ended December 31, 2020 includes $42.2 million of VAT-related revenue and $40.7 million of VAT-related income.

5 The twelve months ended December 31, 2021 includes $3.1 million of VAT-related revenue and VAT-related income.

Recent Highlights (as of March 11, 2022)

Corporate

●	Sportech Lotteries Acquisition - On December 31, 2021, Inspired completed the acquisition of Sportech Lotteries, LLC with the principal asset being the lottery systems contract to provide online and retail lottery services, as well as the upcoming launch of Sportech’s iLottery solution, to Loteria Electronica Internacional Dominica S.A. (“LEIDSA”) of the Dominican Republic. The business operates more than 2,100 land-based outlets as well as software and field service support and is expected to launch digital lottery sales during 2022. Concurrent with this acquisition, Inspired secured a 10-year extension to the LEIDSA contract, which now is in effect until March 2035.
●	Warrant Expiration – All of the Company’s then-remaining outstanding warrants expired on December 23, 2021. Prior to expiration, an aggregate of 14,351,588 warrants were exercised to acquire the Company’s common stock, resulting in the issuance of 3,679,015 shares and cash proceeds to Inspired of $30.5 million.

Interactive

●	New Customers – Interactive content was launched with 16 new operator brands during fourth quarter 2021, including WynnBET® in Michigan. Inspired is now live with operators representing approximately 70% of wagering volume in Michigan and New Jersey.
●	Expanded Portfolio of Interactive Aggregators – Launched a selection of premium slots on GAN’s content aggregation platforms during fourth quarter 2021.
●	New Jurisdictions –In the first quarter 2022, we received an iGaming license from the Alcohol and Gaming Commission of Ontario and plan to launch our online gaming portfolio of products in Ontario early in the second quarter 2022. Also in the first quarter, our Interactive games went live with DraftKings in Connecticut.

●	New Content – 13 games were launched during fourth quarter 2021 across the estate including Space Invaders™, Big Fishing Fortune™, Merry Christmas Megaways™ and Christmas Cash Spins™.

Virtual Sports

●	Retail and Online Virtual Sports Agreements – During the fourth quarter 2021, Inspired signed Virtual Plug & Play™ (VPP) agreements with multiple operators including Napoleon, FonBet and BetPlay (Colombia). VPP allows online players to access multiple Virtual Sports via an intuitive player interface. Inspired also concluded an extension of an agreement with Scientific Games to deploy online virtual sports alongside the OpenArena sportsbook platform.
●	Online Virtual Plug & Play™ (“VPP”) Launches –During the first quarter 2022, Inspired launched VPP with Napoleon in Belgium.
●	New Products – During the fourth quarter 2021, Inspired signed contracts with the Major League Baseball Players Alumni Association (MLBPAA) and with the estate of Babe Ruth for virtual representation of these legendary players to be included in its Home Run Shoot Out™, a virtual homerun hitting competition currently in development.
●	New Retail Deployment - Our Virtual Sports products launched on Fortuna’s Croatian retail estate in the fourth quarter 2021, which consists of approximately 200 venues and we expect this to extend to a further 1,200 self service betting terminals during 2022.

Gaming

●	103 Valor™ Sales in Illinois – Fourth quarter 2021 sales brought total Valor™ terminal sales in North America since launch to 703. The Company has commitments to sell 78 additional units in Illinois in the first quarter 2022.

Leisure

●	New Pubs Content – Two popular Inspired themes, Centurion™ and Catch of the Day™, launched on its Prismatic cabinet for the Category C pub markets in the UK during the fourth quarter 2021. Both titles have performed strongly and are now consistently in the top five performing games.
●	Holiday Parks – The extended season exceeded revenue expectations for the quarter with four new parks coming on stream in first quarter 2022.

Non-GAAP Financial Measures

We use certain non-GAAP financial measures, including EBITDA and Adjusted EBITDA, to analyze our operating performance. We use these financial measures to manage our business on a day-to-day basis. We believe that these measures are also commonly used in our industry to measure performance. For these reasons, we believe that these non-GAAP financial measures provide expanded insight into our business, in addition to standard U.S. GAAP financial measures. There are no specific rules or regulations for defining and using non-GAAP financial measures, and as a result the measures we use may not be comparable to measures used by other companies, even if they have similar labels. The presentation of non-GAAP financial information should not be considered in isolation from, or as a substitute for, or superior to, financial information prepared and presented in accordance with U.S. GAAP. You should consider our non-GAAP financial measures in conjunction with our U.S. GAAP financial measures.

We define our non-GAAP financial measures as follows:

EBITDA is defined as net loss excluding depreciation and amortization, interest expense, interest income and income tax expense.

Adjusted EBITDA is defined as net loss excluding depreciation and amortization, interest expense, interest income and income tax expense, and other additional exclusions and adjustments. Such additional excluded amounts include stock-based compensation U.S. GAAP charges where the associated liability is expected to be settled in stock, and changes in the value of earnout liabilities and income and expenditure in relation to legacy portions of the business (being those portions where trading no longer occurs) including closed defined benefit pension schemes. Additional adjustments are made for items considered outside the normal course of business, including (1) restructuring costs, which include charges attributable to employee severance, management changes, restructuring, dual running costs, costs related to facility closures and integration costs, (2) merger and acquisition costs and (3) gains or losses not in the ordinary course of business. This does not include any adjustments related to COVID-19.

We believe Adjusted EBITDA, when considered along with other performance measures, is a particularly useful performance measure, because it focuses on certain operating drivers of the business, including sales growth, operating costs, selling and administrative expense and other operating income and expense. We believe Adjusted EBITDA can provide a more complete understanding of our operating results and the trends to which we are subject, and an enhanced overall understanding of our financial performance and prospects for the future. Adjusted EBITDA is not intended to be a measure of liquidity or cash flows from operations or a measure comparable to net income or loss, because it does not take into account certain aspects of our operating performance (for example, it excludes non-recurring gains and losses which are not deemed to be a normal part of underlying business activities). Our use of Adjusted EBITDA may not be comparable to the use by other companies of similarly termed measures. Management compensates for these limitations by using Adjusted EBITDA as only one of several measures for evaluating our operating performance. In addition, capital expenditures, which affect depreciation and amortization, interest expense, and income tax benefit (expense), are evaluated separately by management.

Functional Currency at Constant rate. Currency impacts shown have been calculated as the current-period average GBP:USD rate less the equivalent average rate in the prior period, multiplied by the current period amount in our functional currency (GBP). The remaining difference, referred to as functional currency at constant rate, is calculated as the difference in our functional currency, multiplied by the prior-period average GBP: USD rate, as a proxy for functional currency at constant rate movement.

Currency Movement represents the difference between the results in our reporting currency (USD) and the results on a functional currency at constant rate basis.

Reconciliations from net loss, as shown in our Consolidated Statements of Operations and Comprehensive Loss, to Adjusted EBITDA are shown below.

Supplemental Disclosure

The audit of Inspired’s 2021 annual consolidated financial statements is not yet complete and accordingly all financial amounts referred to in this news release have been derived from unaudited financial information and represent management’s estimates. The 2021 financial statements are subject to audit and therefore may be subject to change as a result.

Expects to File Form 12b-25 for Extension of Filing Deadline for 2021 Form 10-K

The Company expects to file a notification of late filing on Form 12b-25 with the Securities and Exchange Commission, which provides an automatic 15-day extension of the filing deadline for its Annual Report on Form 10-K for the fiscal year ended December 31, 2021 (the “2021 Form 10-K”) to March 31, 2022.

The financial data presented for the year ended December 31, 2021 should be considered preliminary and could be subject to change as the Company’s independent registered public accounting firm has not completed its audit. The Company anticipates that the Form 10-K for the year ended December 31, 2021 will be filed by March 31, 2022 or as soon as practicable.

Conference Call and Webcast

Inspired management will host a conference call and simultaneous webcast at 9:00 a.m. ET / 2:00 p.m. UK on Friday, March 11, 2022 to discuss the financial results and general business trends.

Telephone: The dial-in number to access the call live is 1-844-746-0725 (US) or 1-412-317-5264 (International). Participants should ask to be joined into the Inspired Entertainment call.

Webcast: A live audio-only webcast of the call can be accessed through the “Events and Presentations” page of the Company’s website at www.inseinc.com under the Investors link. Please follow the registration prompts.

Replay of the call: A telephone replay of the call will be available one hour after the conclusion of the call until March 18, 2022 by dialing 1-877-344-7529 (US) or 1-412-317-0088 (International), via replay access code 8157095. A replay of the webcast will also be available on the Company’s website at www.inseinc.com.

About Inspired Entertainment, Inc.

Inspired offers an expanding portfolio of content, technology, hardware and services for regulated gaming, betting, lottery, social and leisure operators across retail and mobile channels around the world. The Company’s gaming, virtual sports, interactive and leisure products appeal to a wide variety of players, creating new opportunities for operators to grow their revenue. The Company operates in approximately 35 jurisdictions worldwide, supplying gaming systems with associated terminals and content for approximately 50,000 gaming machines located in betting shops, pubs, gaming halls and other route operations; virtual sports products through more than 32,000 retail venues and various online websites; interactive games for 170+ websites; and a variety of amusement entertainment solutions with a total installed base of more than 16,000 terminals. Additional information can be found at www.inseinc.com.

Forward-Looking Statements

This news release may contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding our ability to bring certain of our products to customers in the various markets in which we operate and execute on our strategic plan, statements regarding expectations with respect to potential new customers and statements regarding our anticipated financial performance. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “continue,” “expect,” “estimate,” “plan,” “will,” “would” and “project” and other similar expressions that indicate future events or trends or are not statements of historical matters. These statements are based on Inspired management’s current expectations and beliefs, as well as a number of assumptions concerning future events.

Forward-looking statements are subject to known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside of Inspired’s control and all of which could cause actual results to differ materially from the results discussed in the forward-looking statements. Accordingly, forward-looking statements should not be relied upon as representing Inspired’s views as of any subsequent date. You are advised to review carefully the “Risk Factors” section of Inspired’s annual report on Form 10-K for the fiscal year ended December 31, 2020, as amended by Amendment No. 1 thereto, and in Inspired’s subsequent quarterly reports on Form 10-Q, which are available, free of charge, on the U.S. Securities and Exchange Commission’s website at www.sec.gov. Inspired does not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as required by law.

Contact:

For Investors

IR@inseinc.com

+1 646 565-6938

For Press and Sales

inspiredsales@inseinc.com

INSPIRED ENTERTAINMENT, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

(Unaudited)

	For the Three-Month Period ended		For the Twelve-Month Period ended
	Unaudited	Unaudited	Unaudited	Unaudited
	Dec 31,	Dec 31,	Dec 31,	Dec 31,
	2021	2020	2021	2020
(In millions)
Net gain (loss)	$(1.2)	$3.1	$(36.7)	$(32.4)
Items Relating to Discontinued Activities:
Pension charges	0.2	0.1	0.8	0.6

Items outside the normal course of business:
Costs of group restructure	—	—	—	0.8
Acquisition and integration related transaction expenses	0.1	1.4	1.6	7.0
Refinancing of Company Debt	—	—	0.8	—
Italian tax related costs relating to prior years	—	—	1.4	—
Impairment on interest in equity method investee	—	—	—	0.7

Stock-based compensation expense	4.4	1.7	13.0	4.8

Depreciation and amortization	10.8	12.4	47.0	52.3
Interest expense, net	6.4	8.0	44.3	30.0
Change in fair value of warrant liability	2.9	9.3	(0.9)	3.2
Other finance expenses/(income)	(0.2)	(1.2)	(5.7)	4.7
Income tax	(1.5)	0.1	(1.6)	0.4
Adjusted EBITDA	$22.0	$34.9	$64.0	$72.1

Adjusted EBITDA	£16.3	£26.6	£46.7	£55.5

Exchange Rate - $ to £	1.35	1.31	1.37	1.30

ADJUSTED EBITDA RECONCILIATION BY SEGMENT

(Unaudited)

Three Months Ended December 31, 2021

	Gaming	Virtual Sports	Interactive	Leisure	Corporate	Total
(In millions)
Net gain (loss)	$3.0	$7.3	$1.7	$2.1	$(15.3)	$(1.2)
Items Relating to Discontinued Activities
Pension charges	—	—	—	—	0.2	0.2

Items outside the normal course of business:
Acquisition and integration related transaction expenses	—	—	—	—	0.1	0.1

Stock-based compensation expense	0.7	0.3	0.2	0.3	2.9	4.4

Depreciation and amortization	4.8	0.9	0.7	3.9	0.5	10.8
Interest expense, net	—	—	—	—	6.4	6.4
Change in fair value of warrant liability	—	—	—	—	2.9	2.9
Other finance expenses / (income)	—	—	—	—	(0.2)	(0.2)
Income tax	—	—	—	—	(1.5)	(1.5)
Adjusted EBITDA	$8.5	$8.5	$2.6	$6.3	$(3.9)	$22.0

Adjusted EBITDA	£6.3	£6.3	£2.0	£4.6	£(2.9)	£16.3

Exchange rate - $ to £						1.35

Three Months Ended December 31, 2020

	Gaming	Virtual Sports	Interactive	Leisure	Corporate	Total
(In millions)
Net gain (loss)	$28.3	$5.1	$1.4	$(5.6)	$(26.1)	$3.1
Items Relating to Discontinued Activities
Pension charges	—	—	—	—	0.1	0.1

Items outside the normal course of business:
Acquisition and integration related transaction expenses	—	—	—	—	1.4	1.4

Stock-based compensation expense	0.3	0.1	0.1	0.1	1.1	1.7

Depreciation and amortization	6.6	1.1	0.6	3.7	0.4	12.4
Interest expense, net	—	—	—	—	8.0	8.0
Change in fair value of warrant liability	—	—	—	—	9.3	9.3
Other finance expenses (income)	—	—	—	—	(1.2)	(1.2)
Income tax	—	—	—	—	0.1	0.1
Adjusted EBITDA	$35.2	$6.3	$2.1	$(1.8)	$(6.9)	$34.9

Adjusted EBITDA	£26.5	£4.9	£1.6	£(1.3)	£(5.1)	£26.6

Exchange rate - $ to £						1.32

Twelve Months Ended December 31, 2021

	Gaming	Virtual Sports	Interactive	Leisure	Corporate	Total
(In millions)
Net gain (loss)	$1.8	$22.8	$9.2	$(1.0)	$(69.5)	$(36.7)
Items Relating to Discontinued Activities
Pension charges	—	—	—	—	0.8	0.8

Items outside the normal course of business:
Acquisition and integration related transaction expenses	—	—	—	—	1.6	1.6
Refinancing of Company Debt	—	—	—	—	0.8	0.8
Italian tax related costs relating to prior years	—	1.4	—	—	—	1.4

Stock-based compensation expense	1.8	0.8	0.6	0.6	9.2	13.0

Depreciation and amortization	22.5	3.4	3.2	16.1	1.8	47.0
Interest expense, net	—	—	—	—	44.3	44.3
Change in fair value of warrant liability	—	—	—	—	(0.9)	(0.9)
Other finance expenses / (income)	—	—	—	—	(5.7)	(5.7)
Income tax	—	—	—	—	(1.6)	(1.6)

Adjusted EBITDA	$26.1	$28.4	$13.0	$15.7	$(19.2)	$64.0

Adjusted EBITDA	£19.1	£20.7	£9.5	£11.4	£(14.0)	£46.7

Exchange rate - $ to £						1.37

Twelve Months Ended December 31, 2020

	Gaming	Virtual Sports	Interactive	Leisure	Corporate	Total
(In millions)
Net gain (loss)	$29.5	$21.0	$4.9	$(15.8)	$(72.0)	$(32.4)
Items Relating to Discontinued Activities
Pension charges	—	—	—	—	0.6	0.6

Items outside the normal course of business:
Costs of group restructure	—	—	—	—	0.8	0.8
Acquisition and integration related transaction expenses	—	—	—	—	7.0	7.0
Impairment on interest in equity method investee	—	—	—	—	0.7	0.7

Stock-based compensation expense	0.8	0.4	0.3	0.1	3.2	4.8

Depreciation and amortization	27.6	3.7	2.3	16.9	1.8	52.3
Interest expense net	—	—	—	—	30.0	30.0
Change in fair value of warrant liability	—	—	—	—	3.2	3.2
Other finance expenses / (income)	—	—	—	—	4.7	4.7
Income tax	—	—	—	—	0.4	0.4
Adjusted EBITDA	$57.9	$25.1	$7.5	$1.3	$(19.7)	$72.1

Adjusted EBITDA	£44.3	£19.6	£5.9	£0.9	£(15.2)	£55.5

Exchange rate - $ to £						1.29

Scheduled Online Virtual Sports and Interactive Total Revenue

	Three Months Ended			Twelve Months Ended
	31-Dec		Change	31-Dec		Change
(In millions of GBP)	2021	2020	%	2021	2020	%
Online Revenue
Total Revenue £’m - Online Virtuals	£5.6	£4.6	20.2%	£19.0	£15.7	20.6%
Total Revenue £’m – Interactive	£4.3	£3.2	34.3%	£16.6	£10.3	60.6%
Total Revenue £’m – Online Virtuals and Interactive	£9.9	£7.8	25.4%	£35.6	£26.1	36.5%

in millions of USD	$13.2	$10.3	28.2%	$48.9	$33.7	45.1%

Exchange Rate - $ to £	1.34	1.32		1.37	1.29